Exhibit 99.1

FOR IMMEDIATE RELEASE

SOUTHWEST AIRLINES TO SERVE NORTHWEST FLORIDA’S NEW INTERNATIONAL AIRPORT

The St. Joe Company Leads Regional Effort to
Facilitate Service at the Newest International Airport in the U.S.

Jacksonville, Florida, October 21, 2009 — The St. Joe Company (NYSE: JOE) and Southwest Airlines (NYSE: LUV) today announced a strategic alliance providing for the commencement of air service to Northwest Florida’s new international airport near Panama City Beach, Florida in May 2010. The airport, currently under construction, is the first international airport built in the U.S. in the last 16 years.  Southwest’s service at the new airport will consist of at least two daily nonstop flights from Northwest Florida to each of four destinations for a total of eight daily nonstop flights.

St. Joe is the largest landowner in Northwest Florida with hundreds of thousands of acres in the service area of the new airport.  Specifically, St. Joe owns approximately 71,000 acres of land surrounding the new airport. Millions of tourists are drawn each year to Northwest Florida beaches, some of the most beautiful in the world. The region is also home to important defense aerospace economic clusters anchored by U.S. Air Force, Navy and Army installations.

“The entire Northwest Florida region can be proud of its efforts to secure service from the nation’s premier low-fare airline,” said St. Joe’s CEO and President Britt Greene. “Southwest service, combined with the economic development potential of the new airport, will be instrumental in the long-term success of the region. The region now has a truly meaningful catalyst to help drive growth in the coming years.”

St. Joe intends to aggressively leverage Southwest’s service at the new international airport to drive tourism, economic development and job growth in the region and real estate absorption in the company’s projects across Northwest Florida.

“History has shown that the ‘Southwest Effect’ can have a dramatically positive economic impact on a market and a region,” said Greene. “We believe Southwest’s entry into Northwest Florida will be the foundation from which growth will emanate for future decades. This will truly provide a catalyst for us to create value for our shareholders for many years to come.”

“In the past, Northwest Florida’s economic growth has been hampered by limited service and some of the highest airfares in the country,” Greene said. “Southwest, with its legendary Customer service, extensive network and competitive fare structure, greatly improves our competitive position for economic development prospects and dramatically raises this region’s profile.”

Given the current state of the U.S. economy and the airline industry, new airline service must be positioned as an economic development initiative with broad regional support. St. Joe has been working alongside a number of regional organizations to secure the financial commitments to support this new air service: Coastal Vision 3000, the Bay County Tourist Development Council, the Beaches of South Walton Tourist Development Council and the Panama City – Bay County Airport and Industrial District.

St. Joe and Southwest have entered into a strategic alliance agreement to facilitate air service to the new airport. As part of the agreement, St. Joe has agreed to reimburse Southwest if it incurs losses at the new airport during the first three years of service. It also provides for any profit from the air service during the term of the agreement to be shared with St. Joe up to the amount of St. Joe’s prior payments.

The Agreement provides for conditions to the commencement of the air service to the new airport, including the timely completion of the airport and Southwest reaching satisfactory agreements with the local airport authority regarding the use of the new airport and agreements with regional tourism groups regarding coordinated marketing efforts.

Additional information regarding the terms of the Agreement, including conditions to the proposed air service, termination rights and air service exclusivity provisions, may be found in St. Joe’s Form 8-K to be filed today with the Securities and Exchange Commission, which will be available on our web site at www.joe.com.

About St. Joe

The St. Joe Company (NYSE: JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies and Northwest Florida’s largest private landowner.  We are primarily engaged in real estate development and sales, with significant interests in timber.

More information about St. Joe can be found on our web site at www.joe.com.

 Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Reports on Form 10-Q. Additional information regarding the terms of our Agreement with Southwest, including conditions to the proposed air service and termination rights, may be found in our Form 8-K to be filed today.

© 2009 The St. Joe Company. “St. Joe,” “JOE” and the “Taking Flight” design are service marks of The St. Joe Company.